Exhibit 99.1

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United Technologies Appoints Judy Marks as President of Otis

Otis continues to drive growth and innovation with appointment of industry leader

FARMINGTON, Conn., October 9, 2017 - United Technologies Corp. (NYSE: UTX) (“UTC”) has named Judy Marks as President of Otis, the world’s leading manufacturer and service provider of elevators, escalators and moving walkways. Marks joins UTC from Siemens, where she serves as Chief Executive Officer of Siemens USA and as CEO of Dresser-Rand, a Siemens business. She will report to UTC Chairman and Chief Executive Officer Greg Hayes and serve on the company’s senior leadership team.

“Judy is an innovator and accomplished global leader with a proven record of driving strategic growth,” said Hayes. “I look forward to working with Judy and the Otis team as we continue to create innovative solutions to move people safely and efficiently around cities in the urbanizing, digital industrial age.”

As CEO of Siemens USA, Marks leads operations and services in the United States in the areas of electrification, automation and digitalization. She also has global responsibility for operations and strategy for Dresser-Rand, which serves the oil and gas industries globally. Prior to this role, she led the successful integration of Dresser-Rand following its acquisition by Siemens.

Before joining Siemens, Marks held leadership roles at Lockheed Martin and IBM, where she built a distinguished career serving customers and creating solutions for global businesses and national government entities.

Marks serves as a Director of Hubbell Incorporated and is on the Board of Visitors for the University of Maryland College of Computer, Mathematical and Natural Sciences. She earned a degree in electrical engineering from Lehigh University.

United Technologies Corp., based in Farmington, Connecticut, provides high-technology systems and services to the building and aerospace industries. By combining a passion for science with precision engineering, the company is creating smart, sustainable solutions that move the world forward. To learn more about UTC, visit the website or follow the company on Twitter: @UTC
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